Exhibit 99.01

Tonix Pharmaceuticals Announces Director Stepping Down

NEW YORK, August 22, 2018 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix) announced today that Samuel Saks, M.D. has stepped down from the Company’s board of directors, effective August 21, 2018. Dr. Saks has served on the Board of Directors of Tonix since May 2012, and was a member of the board’s compensation committee.

Dr. Seth Lederman, Chief Executive Officer of Tonix commented, “On behalf of the Board and management, I would like to thank Sam for his many contributions and dedicated service to Tonix. I wish him continued success in his future endeavors.”

“It has been my privilege to have worked with the board and management team of Tonix Pharmaceuticals,” said Dr. Saks. “Tonix has a dedicated and experienced management team in place. I look forward to following the progress of the Company."

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense through potential medical counter-measures. Tonix is developing Tonmya, which has been granted Breakthrough Therapy designation, as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for agitation in Alzheimer’s disease under a separate IND to support a Phase 2, potential pivotal, efficacy study and has been granted Fast Track designation by the FDA for this indication. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but by a unique mechanism and designed for daytime dosing. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2018, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505